UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-178271

UNDER

THE SECURITIES ACT OF 1933

CHINA ZENIX AUTO INTERNATIONAL LIMITED

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable
(state or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 1608, North Circle Road State Highway

Zhangzhou, Fujian Province 363000

People’s Republic of China

(Address of principal executive office)

2011 Share Incentive Plan of China Zenix Auto International Limited

(Full Title of the Plan)

Cogency Global Inc.

10 E. 40th Street, 10th Floor,

New York, NY 10016

800.221.0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

China Zenix Auto International Limited (the “Registrant”) is filing this post-effective amendment (“Post-Effective Amendment”) to the Registration Statement No. 333-178271, filed with the Securities and Exchange Commission (the “Commission”) on December 2, 2011, with respect to a total of 25,000,000 ordinary shares of the Registrant, par value $0.0001 per share (the “Shares”) (which may be represented by Registrant’s American depositary shares), thereby registered for offer or sale pursuant to Registrant’s 2011 Share Incentive Plan of China Zenix Auto International Limited on Form S-8 (the “Registration Statement”) to deregister all unsold securities originally registered by the Registrant pursuant to the Registration Statement.

On October 19, 2021, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Newrace Limited, a company limited by shares incorporated under the laws of the British Virgin Islands (“Parent”), which was joined by Newrace Mergersub Limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Parent (“Merger Sub”) on October 20, 2021. On January 26, 2022 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving company and a wholly-owned subsidiary of Parent. Upon completion of the Merger, the Registrant became a privately-held company.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statements that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on February 14, 2022.

China Zenix Auto International Limited

By:	/s/ Martin Cheung
Name:	Martin Cheung
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.